CONTACT:
Investor Relations & Corporate Communications, (602) 808-3854

MEDICIS REPORTS FIRST QUARTER FISCAL 2004 FINANCIAL RESULTS

SCOTTSDALE, Arizona—October 30, 2003—Medicis (NYSE:MRX) today announced first quarter fiscal 2004 net revenue of $63.3 million with net income of $10.3 million, or $0.36 per diluted share, absent a $37.5 million tax-effected loss associated with the early extinguishment of debt. Including the loss on early extinguishment of debt, the Company reported a net loss of $27.2 million, or $1.00 per diluted share. In the first quarter of fiscal 2003, Medicis reported net revenues of $58.7 million with net income of $15.3 million, or $0.54 per diluted share, absent a $3.4 million tax-effected special charge associated with a research and development collaboration.

Selling, general and administrative expenses in the first quarter increased approximately 38% to $30 million, as the Company incurred incremental costs associated with the establishment of a sales and marketing strategy for RESTYLANE®. While there can be no assurances when or if the FDA will approve RESTYLANE®, the Company is incurring costs associated with the hiring of a dedicated aesthetics sales force, additional headquarters personnel to support sales force efforts, including product management, customer service and training personnel, expenses associated with public relations, physician training and continuing medical education, and other administrative expenses. A Pre-Market Approval application for RESTYLANE® was filed with the FDA in June 2002 and is currently under review. An Advisory Panel meeting to review this application has been scheduled by the FDA for November 21, 2003.

In the first quarter of fiscal 2004, revenues increased primarily due to growth in several of the Company’s core brands. The Company’s core brands include: DYNACIN®, LOPROX®, LUSTRA®, OMNICEF®, ORAPRED®, PLEXION® and TRIAZ®. Prescription volume growth for the Company’s core brands increased 17% in total prescriptions and 22% in new prescriptions first quarter 2004 over first quarter 2003. Additionally, the Company’s gross profit margins remain consistent at approximately 84%.

“We are pleased to announce another solid quarter, with results surpassing street consensus estimates,” said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. “The first quarter represented a strategic focus on enhancing the Company’s research and development pipeline and preparing for the upcoming FDA Advisory Panel meeting on RESTYLANE®. Additionally, the Company continued to strengthen its efforts in sales, marketing, training and public relations in anticipation of an FDA approval of RESTYLANE®.”

In August 2003, the Company exchanged approximately $230.8 million in principal of its $400 million 2.5% Contingent Convertible Senior Notes due 2032 (“Old Notes”), for approximately $283.9 million of its Contingent Convertible Senior Notes due 2033 (“New Notes”).

(more)

As a result of the exchange, the outstanding principal amounts of the Old Notes and the New Notes are $169.2 million and $283.9 million, respectively. Both the New Notes and the Old Notes are reported in aggregate on the Company’s condensed consolidated balance sheets. The Company incurred a $58.7 million pre-tax loss on early extinguishment of debt during the first quarter of fiscal 2004. The loss consists of a $53.1 million premium and a $5.6 million write-off of corresponding Old Notes fees.

The Company is raising its previous fiscal year-end 2004 earnings per share guidance by $0.01, from $2.28 to $2.29. Based upon information available currently to the Company, its guidance is as follows:

Fiscal Year 2004
ending June 30, 2004
(in millions, except per share amounts)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
	(9/30/03)	(12/31/03)	(3/31/04)	(6/30/04)	2004
	Actual	Estimated	Estimated	Estimated	Estimated

Current revenue objectives	$63	$70	$76	$82	$291
EPS guidance prior to beginning of fiscal year	$0.35	$0.50	$0.65	$0.75	$2.25
Current EPS objectives excluding tax-effected loss on early extinguishment of debt	$0.36	$0.51	$0.66	$0.76	$2.29
Current EPS objectives including tax-effected loss on early extinguishment of debt	$(1.00)	$0.51	$0.66	$0.76	$0.93

At the time of this disclosure, Medicis believes these objectives are attainable based upon information currently available to the Company. The Company’s business is subject to all risk factors outlined in the Company’s most recent annual report on Form 10-K, its Form S-3 registration statement and other filed documents with the Securities and Exchange Commission. At the time of this release, the Company cannot, among other things, assess the forthcoming results of the Company’s research and development projects and the risks associated with the FDA approval process, risks associated with significant competition within the Company’s industry, nor can the Company validate its assumptions of the full impact on its business of the approval of competitive generic versions of the Company’s core brands, or any future competitive product approvals that may affect the Company’s brands. Additionally, Medicis may acquire and/or license products or technologies from third parties to enter into new strategic markets. The Company periodically makes up-front, non-refundable payments to third parties for research and development work which has been completed and periodically makes additional non-refundable payments for the achievement of various milestones. There can be no certainty which periods these potential payments could be made, nor if any payments such as these will be made at all. The above estimated future guidance does not include the potential payments associated with any such transactions.

Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological, pediatric and podiatric conditions. Medicis has leading prescription products in a number of therapeutic categories, including acne, asthma, eczema, fungal infections, hyperpigmentation, photoaging, psoriasis, rosacea, seborrheic dermatitis and skin and skin-structure infections. The Company’s products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.

(more)

The Company’s products include the prescription brands DYNACIN® (minocycline HCl), LOPROX® (ciclopirox), LUSTRA® (hydroquinone), LUSTRA-AF® (hydroquinone) with sunscreen, ALUSTRA® (hydroquinone) with retinol, OMNICEF® (cefdinir), ORAPRED® (prednisolone sodium phosphate), PLEXION® Cleanser (sodium sulfacetamide/sulfur), PLEXION TS® (sodium sulfacetamide/sulfur), PLEXION SCT® (sodium sulfacetamide/sulfur), TRIAZ® (benzoyl peroxide), LIDEX® (fluocinonide), and SYNALAR® (fluocinolone acetonide), the over-the-counter brand ESOTERICA®, and BUPHENYL® (sodium phenylbutyrate), a prescription product indicated in the treatment of Urea Cycle Disorder. For more information about Medicis, please visit the Company’s website at www.medicis.com.

Except for historical information, this press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements. This includes earnings estimates, future financial performance and other matters. These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Medicis cannot validate its assumptions of the full impact on its business of the approval of competitive generic versions of its core brands, or any future competitive product approvals that may affect its brands. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. Any such projections or statements include the current views of Medicis with respect to future events and financial performance. No assurances can be given, however, that these events will occur, that such results will be achieved, that Medicis will continue to have the ability to pay any dividend, or that tax rates on cash dividends will not change. Also, there are a number of important factors that could cause actual results to differ materially from those projected, including the anticipated size of the markets, the availability of product supply of DYNACIN® Tablets, the receipt of required regulatory approvals, the ability to realize anticipated synergies and benefits of the Q-Med transaction, the risks and uncertainties normally incident to the pharmaceutical industry, dependence on sales of key products, the uncertainty of future financial results and fluctuations in operating results, dependence on Medicis’ strategy including the uncertainty of license payments and/or other payments due from third parties, the timing and success of new product development by Medicis or third parties, product introductions and other risks described from time to time in Medicis’ SEC filings including its Annual Report on Form 10-K for the year ended June 30, 2003. There can be no assurance as to when or if any of the holders of the Notes will have the right to convert or if the Notes will be converted, and what impact the increase in the number of shares outstanding will have on its results of operations. Forward-looking statements represent the judgment of Medicis’ management as of the date of this release, and Medicis disclaims any intent or obligation to update any forward-looking statements.

NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company. OMNICEF® is a registered trademark of Abbott Laboratories, Inc. under a license from Fujisawa Pharmaceutical Co., Ltd. All other marks (or brands) and names are the property of Medicis or its Affiliates.

(more)

Medicis
(in thousands, except per share data)
Summary Statements of Operations
(unaudited)

	Three Months Ended
	September 30,

	2003	2002

Revenues	$63,295	$58,745
Cost of sales	10,181	9,158

Gross profit	53,114	49,587
Operating expenses:
Selling, general and administrative	30,012	21,605
Research and development	3,539	7,876	*
Depreciation and amortization	3,425	2,006
Loss on early extinguishment of debt	58,660	—

Total operating expenses	95,636	31,487

Operating (loss) income	(42,522)	18,100
Interest (expense) income, net	(278)	176
Income tax benefit (expense)	15,636	(6,397)

Net (loss) income	$(27,164)	$11,879

Basic net (loss) income per common share	$(1.00)	$0.43

Diluted net (loss) income per common share	$(1.00)	$0.42

Shares used in basic net (loss) income per common share	27,298	27,483
Shares used in diluted net (loss) income per common share	27,298	28,336
Cash flow from operations	$33,751	$34,691
GAAP Net (loss) income	$(27,164)	$11,879
Special charge for R&D (tax-effected)	—	3,402
Loss on early extinguishment of debt (tax-effected)	37,474	—

Net income prior to special charge and loss on early extinguishment of debt	$10,310	$15,281

Basic net income per common share	$0.38	$0.56

Shares used in diluted net income per common share	28,650	28,336
Diluted net income per common share	$0.36	$0.54

*Reported R&D expenses include a special charge of $5.4 million relating to a research & development collaboration

Balance Sheets

	At September 30, 2003	At June 30, 2003

	(unaudited)
Assets
Cash, cash equivalents & short-term investments	$584,631	$552,663
Accounts receivable, net	41,805	51,661
Inventory, net	20,785	14,005
Other current assets	32,085	27,299

Total current assets	679,306	645,628
Property and equipment, net	3,903	3,094
Deferred tax asset	4,076	—
Intangible assets, net	279,433	278,269
Other assets	8,887	9,999

Total assets	$975,605	$936,990

Liabilities and stockholders’ equity
Current liabilities	$84,664	$68,847
Contingent convertible senior notes	453,073	400,000
Deferred tax liabilities	—	7,022
Stockholders’ equity	437,868	461,121

Total liabilities and stockholders’ equity	$975,605	$936,990

Working capital	$594,642	$576,781

# # #